Exhibit 10.35

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

          AMENDED AND RESTATED EMPLOYMENT AGREEMENT dated as of the 31st day of March, 2008, by and between Benihana Inc., a Delaware corporation (the “Company”) and Juan C. Garcia (“Executive”).

R E C I T A L S :

          Executive, pursuant to an election by the Company’s Board of Directors on March 23, 2007, is, and has been since April 2, 2007, employed by the Company as its President and Chief Operating Officer. Executive is employed by the Company pursuant to the terms and conditions of the Amended and Restated Employment Agreement dated as of the 18th day of June, 2007 (the “Employment Agreement”). The Company is desirous of continuing the employment of Executive in such capacity and Executive is desirous of continuing to be employed by the Company in such capacity on the terms and conditions hereinafter set forth.

          Certain revisions to the Employment Agreement have been necessitated by the enactment of Section 409A of the Internal Revenue Code, as amended (the “Code”) and the final Treasury Regulations promulgated thereunder. As a result, the Company and Executive have agreed to amendments to the Employment Agreement and to the restatement of the Employment Agreement, as so amended, as set forth in its entirety herein.

          NOW, THEREFORE, the Employment Agreement is hereby amended and restated in its entirety as follows:

          1.          Engagement and Term. The Company hereby continues to employ Executive and Executive hereby accepts such continued employment by the Company on the terms and conditions set forth herein, for a period commencing on April 2, 2007 (the “Effective Date”), and ending, unless sooner terminated in accordance with the provisions of Section 4 hereof, on March 31, 2010 (the “Employment Period”).

          2.          Scope of Duties. Executive shall be employed by the Company as its President and Chief Operating Officer. In such capacity, Executive shall have such authority, powers and duties as are customarily attendant upon such position. If elected or appointed, Executive shall also serve, without additional compensation, in one or more offices and, if and when elected, as a director of the Company or any subsidiary or affiliate of the Company, provided that his duties and responsibilities are not inconsistent with those pertaining to his position as an executive. Executive shall faithfully devote his full business time and efforts so as to advance the best interests of the Company. During the Employment Period, Executive shall not be engaged in any other business activity, whether or not such business activity is pursued for profit or other pecuniary advantage, unless same is only incidental and is in no way, directly or indirectly, competitive with, or opposed to the best interests of the Company.

          3.          Compensation.

                       3.1.          Basic Compensation. In respect of services to be performed by Executive during the Employment Period, the Company agrees to pay Executive an annual salary at the rate of Two Hundred Fifty Thousand Dollars ($250,000) for the portion of the Employment Period that is prior to March 31, 2008 and at the rate of Two Hundred Seventy-One Thousand Dollars ($271,000) thereafter as may be increased pursuant to this Agreement (“Basic Compensation”), payable in accordance with the Company’s customary payroll practices for executive employees. In addition to the cost of living adjustment set forth in Section 3.5, Executive shall be entitled to any discretionary increments in the Basic Compensation as shall be determined from time to time by the Board of Directors of the Company.

                       3.2.          Bonus Arrangements. Executive shall be entitled to participate in any performance-based bonus plan or other bonus arrangements maintained by the Company for its executive employees as determined by the Company’s Compensation and Stock Option Committee. In the event the Company does not maintain such a plan or arrangement, Executive will be eligible for such discretionary bonuses as may be determined from time to time by the Compensation and Stock Option Committee of the Board of Directors of the Company. In addition to the foregoing, Executive shall be entitled to receive a performance-based bonus of up to twenty-five percent (25%) of Basic Compensation, as determined by the Company’s Compensation and Stock Option Committee and Chief Executive Officer, at the end of each fiscal year of service based upon Executive’s performance including, without limitation, consideration of the following criteria: the Company’s actual results of operations compared with the Company’s business plan as adopted by the Company’s Board of Directors; restaurant development; and management retention. Any such bonus will be payable in accordance with the terms of such bonus plan or arrangement or, if there is no such plan or arrangement, within 2½ months after the end of the fiscal year of the Company to which it relates but in no event later than the end of the calendar year in which such fiscal year ends.

                       3.3.          Stock Options. Executive will be eligible to receive stock options under the Company’s stock option plans at the discretion of the Compensation and Stock Option Committee of the Board of Directors of the Company in accordance with policies existing at the time of such grants.

                       3.4.      Other Benefits.

           (a)          During the Employment Period, Executive shall be entitled to participate, at the Company’s expense, in the major medical health insurance plan, and all other health, insurance or other benefit plans applicable generally to executive officers of the Company.

           (b)          During the Employment Period, Executive will be entitled to paid vacations and holidays consistent with the Company’s policy applicable to executives generally. All vacations shall be scheduled at the mutual convenience of the Company and Executive.

                       3.5.      Cost of Living Adjustments. The Basic Compensation shall be increased by an amount established by reference to the Consumer Price Index for Urban Wage Earners and Clerical Workers, New York, New York- Northern New Jersey area published by the Bureau of Labor Statistics of the United States Department of Labor (the “Consumer Price Index”). The base period shall be the month ended December 31, 2007 (the “Base Period”). If the Consumer Price Index for the month of December in any year, commencing in 2008, is greater than the Consumer Price Index for the Base Period, Basic Compensation shall be increased, commencing on April 1 of the next following year, to the amount obtained by multiplying Basic Compensation by a fraction, the numerator of which is the Consumer Price Index for the month of December of the year in which such determination is being made and the denominator of which is the Consumer Price Index for the Base Period.

                       3.6       No Designation of Year. In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.

          4.          Term of Employment. The provisions of Section 1 of this Agreement notwithstanding, the Company may terminate this Agreement and Executive’s employment hereunder in the manner and for the causes hereinafter set forth, in which event the Company shall be under no further obligation to Executive other than as specifically provided herein:

           (a)          If Executive is absent from work or otherwise substantially unable to assume his normal duties for a period of sixty (60) successive days or an aggregate of ninety (90) business days during any consecutive twelve-month period during the Employment Period because of physical or mental disability, accident, illness, or any other cause other than vacation or approved leave of absence, the Company may thereupon, or any time thereafter while such absence or disability still exists, terminate the employment of Executive hereunder upon ten (10) days’ written notice to Executive.

(b) In the event of the death of Executive during the Employment Period, this Agreement shall automatically terminate on the date thereof.

            (c)          If Executive materially breaches or violates any material term of his employment hereunder, or commits any criminal act or an act of dishonesty or moral turpitude, in the reasonable judgment of the Company’s Board of Directors, then the Company may, in addition to other rights and remedies available at law or equity, immediately terminate this Agreement upon written notice to Executive with the date of such notice being the termination date and such termination being deemed for “cause.”

            (d)          In the event Executive’s employment is terminated by reason of the provisions of subparagraph (a) or (b) of this Section 4, then in such event, the Company shall pay to Executive, if living, or to such other person or persons as Executive may from time to time designate in writing as the beneficiary of such payment, the Basic Compensation then in effect for the three month period following such termination in accordance with its regular payroll practices, and the Company shall have no further obligation with respect to the payment of Basic Compensation hereunder. Notwithstanding the foregoing, if any securities of the Company are publicly traded on an “established securities market” and Executive is a “specified employee” (as such terms are defined in Section 409A of the Code and the regulations thereunder) at the time of any termination of Executive’s employment by reason of the provisions of subparagraph (a) of this Section 4, then the amount due to Executive hereunder on account of a termination of employment under such subparagraph (a) shall instead be paid to Executive in a lump sum and without interest on the date that is six months plus one day after such termination of employment but only if such delay shall be necessary to prevent any accelerated or additional tax under Section 409A of the Code.

            (e)          In the event (1) Executive’s employment is terminated by the Company during the Employment Period (i) other than by reason of the provisions of subparagraph (a), (b) or (c) of this Section 4 or (ii) following a “Change in Control” as described in Section 5 hereof, and (2) any securities of the Company are publicly traded on an “established securities market” and Executive is a “specified employee” (as such terms are defined in Section 409A of the Code and the regulations thereunder) at the time of such termination of employment, then the amount, if any, that the Company may pay to Executive (as a result of the Company’s termination of Executive’s employment) prior to the date that is six months plus one day from the date of such termination (the “Delayed Payment Date”) shall not exceed the lesser of (A) two times Executive’s Basic Compensation for the calendar year preceding the termination, or (B) two times the amount specified in Section 401(a)(17) of the Code for the calendar year of such termination, but only to the extent and in the event that such limitation is necessary to prevent any accelerated or additional tax under Section 409A of the Code, and any excess shall be paid to Executive, without interest, on the Delayed Payment Date. Executive acknowledges that any payments to be made to Executive upon termination of employment may be made only in connection with a “separation from service” as determined under Section 409A of the Code (if in effect at the time of such termination of employment).

          5.          Change in Control.

                       5.1.           In the event at any time during the Employment Period, a majority of the Board of Directors is composed of persons who are not “Continuing Directors,” as hereinafter defined, and thereafter Executive’s employment is terminated by the Company other than for one of the reasons set forth in subparagraphs (a), (b) or (c) of Section 4 hereof, Executive shall not be obligated to seek employment to mitigate his damages, if any, to which he may be entitled by reason of the Company’s breach of this Agreement.

                       5.2.           “Continuing Directors” shall mean (i) the directors of the Company at the close of business on April 2, 2007 and (ii) any person who was or is recommended to (A) succeed a Continuing Director by the Company’s Nominating Committee or (B) become a director as a result of an increase in the size of the Board by a majority of the Continuing Directors then on the Board.

          6.          Disclosure of Confidential Information and Covenant Not to Compete. Executive agrees that his primary loyalty will be to the Company. Executive acknowledges that the Company possess confidential information, know-how, customer lists, purchasing, merchandising and selling techniques and strategies, and other information used in its operations of which Executive will obtain knowledge, and that the Company will suffer serious and irreparable damage and harm if this confidential information were disclosed to any other party or if Executive used this information to compete against the Company. Accordingly, Executive hereby agrees that except as required by Executive’s duties to the Company, Executive without the consent of the Company’s Board of Directors shall not at any time during or after the term of this contract disclose or use any secret or confidential information of the Company, including, without limitation, such business opportunities, customer lists, trade secrets, formulas, techniques and methods of which Executive shall become informed during his employment, whether learned by him as an executive of the Company, as a member of the Board of Directors or otherwise, and whether or not developed by Executive, unless such information shall be or become public knowledge other than as a result of Executive’s direct or indirect disclosure of the same.

          Executive further agrees that for a period of two years following the termination of Executive’s employment, except as a result of the breach by the Company of any material term or condition hereof, Executive will not, directly or indirectly, alone or with others, individually or through or by a corporate or other business entity in which he may be interested as a partner, shareholder, joint venturer, officer or director or otherwise, engaged in the United States in any “business which is competitive with that of the Company or any of its subsidiaries” as hereinafter defined; provided, however, that the foregoing shall not be deemed to prevent the ownership by Executive of up to five percent of any class of securities of any corporation which is regularly traded on any stock exchange or over-the-counter market. For the purpose of this Agreement, a “business which is competitive with the business of the Company or any of its subsidiaries,” shall include only the operation of franchise restaurants selling Japanese, or other Asian food, or restaurants of a type then being operated by the Company or any of its subsidiaries.

          7.          Reimbursement of Expenses; Use of Automobile. The Company shall further pay directly, or reimburse Executive, for all other reasonable and necessary expenses and disbursements incurred by him for and on behalf of the Company in the performance of his duties during the Employment Period upon submission of vouchers or other evidence thereof in accordance with the Company’s usual policies of expense reimbursement. During the Employment Period, Executive shall receive an allowance of $300 per month for automobile expenses, including the lease costs or purchase price, gasoline, oil and garaging.

          8.          Miscellaneous Provisions.

                       8.1.          Section headings are for convenience only and shall not be deemed to govern, limit, modify or supersede the provisions of this Agreement.

                       8.2.          This Agreement is entered into in the State of Florida and shall be governed pursuant to the laws of the State of Florida. If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions hereof shall continue to be fully effective.

                       8.3.          This Agreement contains the entire agreement of the parties regarding this subject matter. There are no contemporaneous oral agreements, and all prior understandings, agreements, negotiations and representations are merged herein.

                       8.4.         This Agreement may be modified only by means of a writing signed by the party to be charged with such modification.

                       8.5.          Notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed duly given upon the receipt by the party to whom sent at the respective addresses set forth below or to such other address as any party shall hereafter designate to the other in writing delivered in accordance herewith:

If to the Company:

Benihana Inc.
8685 Northwest 53rd Terrace
Miami, Florida 33166-0120
Attention: Chief Executive Officer

If to Executive:

Juan C. Garcia
c/o Benihana Inc.
8685 Northwest 53rd Terrace
Miami, Florida 33166-0120

                       8.6.         This Agreement shall inure to the benefit of, and shall be binding upon, the Company, its successors and assigns, including, without limitation, any entity that may acquire all or substantially all of the Company’s assets and business or into which the Company may be consolidated or merged. This Agreement may not be assigned by Executive.

                       8.7.         This Agreement may be executed in separate counterparts, each of which shall constitute the original thereof.

                       8.8.         This Agreement supersedes and replaces all previous Employment Agreements between the Company and Executive.

          IN WITNESS WHEREOF, the parties have set their hands as of the date first above written.

BENIHANA INC.

By:	/s/ Joel A. Schwartz
Name: Joel A. Schwartz
Title: Chief Executive Officer

/s/ Juan C. Garcia
Juan C. Garcia